EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT, dated as of July __, 1995, between Edwin Addison (the "Employee") and Excalibur Technologies Corporation, a Delaware corporation, having its principal office at 9255 Towne Centre Drive, San Diego, CA 92121 (the "Company").
      WHEREAS, Employee presently serves as the Chief Executive Officer of ConQuest Software, Inc.; and
      WHEREAS, the Company's wholly-owned subsidiary, Excalibur Acquisition Corporation, is entering into an agreement and plan of merger with ConQuest Software, Inc. (the "Merger"); and
      WHEREAS, the Company desires to employ Employee in the position of Executive Vice President on the terms and conditions set forth herein; and the Employee is willing to accept and undertake such employment;
      WHEREAS, this Agreement supersedes Employee's prior employment agreement with ConQuest Software, Inc.;
      NOW, THEREFORE, in consideration of the foregoing and the provisions contained herein, Employee and the Company hereby agree as follows:
      1. EMPLOYMENT. For a period commencing on the date of consummation of the Merger and extending until the second anniversary thereof (the "Employment Period"), the Company will employ Employee and the Employee agrees to and does hereby accept employment by the Company, as Executive Vice President.
      2.    DUTIES; FULL-TIME SERVICES.
            2.1 DUTIES. Employee's responsibilities and duties shall be those described in the attached Exhibit A, which duties shall not be materially altered or diminished during the term of employment without the Employee's consent. The Employee shall report to the Company's Chief Executive Officer.
            2.2 FULL-TIME SERVICES. The Employee agrees that during the Employment Period he will devote his full time and use his best efforts, ability and skill to promote and advance the Company's business and interest and to discharge his duties to the reasonable satisfaction of the Board of Directors of the Company. During the Employment Period, the Employee will not accept other gainful employment or become or remain an officer or director of any other corporation except with the consent of the Board of Directors of the Company.
            2.3 LOCATION. The Employee's office shall be located in Columbia, Maryland. If the Company requires the Employee's relocation, and such relocation necessitates relocation of the Employee's residence (as reasonably determined by the Company), the Company shall promptly reimburse to the Employee his costs of relocation (including, but not limited to, real estate sales commission, moving costs, and trips incident to locating a new residence) plus an amount equal to the applicable state or federal income tax payable by the Employee in connection with such reimbursement.
      3.    COMPENSATION.
            3.1 For all services performed by the Employee for the Company during the Employment Period, the Employee will be compensated as follows:
            (a) SALARY. During the Employment Period, the Company will pay the Employee an annual salary of $150,000 (the "Base Salary") in equal semi-monthly installments.
            (b) INCENTIVE COMPENSATION. The Employee will receive incentive compensation during the Company's fiscal year ended January 31, 1996 as set forth on Schedule A to this Agreement. During the balance of the Employment Period, Employee will receive incentive compensation pursuant to an incentive compensation plan which will be similar to the incentive compensation plans made available to other executive officers of the Company. The level of Employee's participation and the amount of his incentive compensation shall be commensurate with Employee's position as Executive Vice President and his performance during the relevant period.
            3.2 OTHER BENEFITS. Employee will be entitled to receive such health, workmen's compensation, death, disability and other insurance benefits and to participate in such retirement and other plans, as are made available to other executive officers of the Company. The level of Employee's participation, or the amount of his benefits shall be commensurate with benefits made available to other employees
      4. STOCK OPTIONS. Employee shall be granted 40,000 options to purchase shares of Excalibur Common Stock, of which 26,260 shall be qualified stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and 13,740 options shall be non-qualified options to purchase shares of Excalibur Common stock at an exercise price equal to the average closing price of Excalibur Common Stock during the ten trading days prior to the closing of the Merger. These options will vest in equal 12.5% increments every six months over four years. The Employee will participate in future grants under the Company's present (and any future) option plan at a level and on terms comparable to the Company's other senior executives, without regard to the number of options described within the first sentence of this paragraph.
      5.    CONFIDENTIALITY.
            5.1 As used in this Agreement, "Confidential Information" means trade secrets and any other proprietary or confidential information that derives independent economic value to the Company or its affiliates from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy including, without limitation, information with respect to marketing, sales, client and supplier list, corporate planning and financial projections. Confidential
Information may include, but not be limited to, inventions, disclosures, processes, systems, know-how, methods, techniques, drawings, applications, solutions, materials, devices, research activities and plans, scientific data, specifications, costs of production, prices, promotional methods, financial information, marketing plans or customer and supplier information. The Employee agrees that any Confidential Information which Employee may acquire in the course of employment with the Company, shall be regarded as held by him in a fiduciary capacity, solely for the benefit of the Company, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished or made available to any third party or be otherwise used by Employee other than in the regular course of business of the Company. Information or collections of information shall be considered covered by the preceding sentence if not known by the public generally, even though portions of such information may be publicly available or may be available to certain third parties pursuant to arrangements with the Company.
            5.2 Upon termination of his employment with the Company, the Employee will deliver to the Company all writings relating to or containing Confidential Information, including without limitation, notes, memoranda, letters, drawings, diagrams, printouts, computer tapes, computer disks, and any other form of recorded information.
            5.3 As a means reasonably calculated to prevent Employee from disclosing any Confidential Information concerning the Company acquired by Employee or used during the term of this employment, which would cause the Company to be injured, because disclosure or use of such information is difficult to detect and establish, and in recognition of Employee's critical and unique role in the Company, Employee agrees that, during the term of his employment by the Company, and for two years thereafter, he will not knowingly
(i) on behalf of any person or any entity other than the Company employ, retain, or solicit for employment or retention any person who is at the time, an employee of the Company or any affiliated or subsidiary of the Company in an executive, creative, managerial, technical, marketing or sales capacity, or cause or assist any other person or entity to do the same, (ii) directly or indirectly solicit or contact, or cause, encourage or assist any other person or entity to solicit or contact, any client of the Company, for the purpose of competing with the Company in any way, or (iii) divert or attempt to divert, or cause, encourage or assist any other person or entity to divert any business or business opportunity of the Company of which the Employee became aware in connection with his employment by the Company.
      6. DEVELOPMENTS. Employee agrees promptly to disclose to the Company all inventions, improvements, enhancements, discoveries and developments, which are within the scope of the Company's products currently marketed or under development during the Employment Period and which are made, developed or conceived by him, either solely or jointly with others, during the Employment Period. All such inventions, improvements, enhancements, discoveries and developments shall become and remain the property of the Company, whether or not patent or copyright applications have been filed thereon or with respect thereto, and the Employee in consideration for the execution of this Agreement, and his employment by the Company, hereby sells, assigns and transfers to the Company all right, title and interest in and to such inventions, improvements, enhancements, discoveries and developments, and further agrees that he will cooperate fully and unconditionally in all reasonable requests by the Company in furtherance of protecting, developing or exploiting commercially any inventions, improvements, enhancements, discoveries and developments disclosed pursuant to this Section 6. Further, Employee agrees that he will promptly execute all necessary documents request of him by the Company incidental to any patent or copyright application, assignments, powers of attorneys and all other documents and do such other things as, in the opinion of counsel for the Company, may be necessary or useful for the full enjoyment thereof throughout the world by the Company and its designees.
      7. REMEDIES. Employee acknowledges that any breach of any of the covenants contained in Section 5 or Section 6 hereof may cause damage to the Company not readily susceptible to measurement in economic terms or for which economic compensation may be inadequate. Accordingly, in addition to any other remedy provided at law or in equity, Employee agrees that the Company shall be entitled to temporary, preliminary and/or permanent injunctive relief restraining Executive from any actual or threatened violation of the covenants contained in
Section 5 or 6 (without any bond or security being required).
      8.    TERMINATION   OF   EMPLOYMENT.   Employee's   employment   by  the
Company may be terminated in the manner, for the reasons and with the consequences provided for in this Section 8.
            (a) Employee's employment hereunder may be terminated by the Company effective at the end of the Employment Period without any additional payment being due to Employee, provided that the Company shall remain liable to pay the Employee the full amount of his salary and bonus and any other amounts otherwise payable to him by the Company, which amounts are attributable to any period prior to such termination.
            (b) In the event that Employee shall be disabled through illness or accident in performing his duties hereunder for a period in excess of six months, the Company shall have the option, upon giving of not less than 30 days' written notice thereof, exercisable only so long as such disability shall continue, to terminate Employee's employment under this Agreement. In the event that Employee's employment is so terminated, or the Employee dies during the term of this Agreement, the Company will pay to the Employee or his Estate, as the case may be an amount equal to the amount of the remaining salary payments due to Employee for the remainder of the Employment Period as set forth in Section 3.1. The Employee or his Estate shall be paid the foregoing amounts periodically, as though he were still on the Company's payroll. In addition, the Company will pay Employee or his Estate the share of any incentive compensation to which Employee would be entitled pro rated for the period of time during which Employee actually was employed. Finally, the Company will provide Employee (if he is disabled) with life and health insurance and such other similar benefits as Employee is receiving upon the date of discharge for the remaining term of the Employment Period.
            (c) Unless previously terminated pursuant to the provisions of subdivision (a) or (b) of this Section 8, Employee's employment hereunder may be terminated without any additional payment being due to Employee, if
      (i) Employee shall have materially violated any of the provisions of this Agreement and shall have continued to do so after receipt of written notice thereof from the Company and reasonable opportunity to cure to the extent that such breach is susceptible to complete cure or (ii) Employee shall have engaged in any action during Employee's employment hereunder involving willful malfeasance or gross negligence or shall have given aid to a competitor of the Company which reasonably could be expected to be detrimental to the Company.

      Notwithstanding anything contained herein to the contrary, the Company shall remain liable for the full amount of his salary and bonus and any other amounts otherwise payable to him by the Company, which amounts are attributable to any period prior to termination under this Section 8(c).
            (d) The Employee and the Company expressly agree that nothing in this Agreement shall prohibit the Company from discharging the Employee for any reason. If the Company discharges the Employee for any reason other than is set forth in Sections 8(a), (b) or (c) above, the Company will pay to the Employee the remaining salary payments due the Employee for the Employment Period. The Employee shall be paid the foregoing amount periodically as though he were still on the Company's payroll. In addition, the Company will pay Employee the share of any incentive compensation to which Employee would be entitled as an employee had he been employed through the Employment Period.
      9.    NON-SOLICITATION: NON-COMPETITION.
            Whereas, this Agreement is being executed in connection with the Agreement and Plan of Merger pursuant to which ConQuest Software, Inc. is being merged into a wholly-owned subsidiary of the Company pursuant to which all of Employees shares in ConQuest are being acquired in exchange for shares of the Company's Common Stock, Employee has agreed to the following provisions:
            9.1  NON-SOLICITATION.  In addition to the limitations  contained in
Section 2, the Employee agrees that during the term of this Agreement, and for a term of two years after termination of this Agreement, that he will not directly or indirectly solicit for employment any person employed by the Company or, at the end of the Employment Period, any person being recruited by the Company. In the event of breach of this covenant not to compete, the parties acknowledge that the Company may be irreparably damaged and may not have an adequate remedy at law. The Company may therefore obtain injunctive relief, without the necessity of posting a bond, for any breach or threatened breach of this covenant.
            9.2 NON-COMPETITION. Employee agrees that during the term of this Agreement and for a period of two years after termination of his employment with the Company he will not compete, directly or indirectly, with the Company in fields of business in which the Company is engaged as of the date of the termination of his employment. For purposes of this Section 9.2 direct competition means designing, developing, producing or selling products competitive with those of the Company's products being marketed or under development during the term of this Agreement or providing assistance to any person or entity engaged in any such activity. Indirect competition means accepting employment, with the department, division, or other business unit of a third party which department, division or business unit produces products competitive with the Company's products marketed or under development during the term of this Agreement. Notwithstanding the foregoing, it shall be deemed a violation of this Section 9.2 if the Employee accepts employment during the two year period following the termination of this Agreement with any of the following:
                           Fulcrum Technologies, Inc.
                                     Verity
                           Personal Librarian Systems
                                    Dataware
                                       IDI
                                    Microsoft



23158/1111/JD/230341.1

                                     Oracle

      10. DILUTION PROTECTION. The following section from the Employee's previous employment agreement with ConQuest Software, Inc. shall not be effective until this Dilution Protection Section is explicitly approved by shareholders holding a majority of the Company's outstanding Common Stock as part of a stockholder vote:
      The Company retains the right to dilute its equity for the purposes of raising capital. Such dilution is intended at add value to the corporation. Whenever dilution takes place, all existing shares will be diluted equally with respect to the current base of 1.8 million shares, subject to the following exceptions: a. The board of directors may allocate up to 2% additional for use in incentives. b. Directors and officers are permitted to be distributed warrants uniformly in proportion to their equity in the event of a merger, acquisition, public offering, or major sale of equity in the event of a merger, acquisition public offering, or major sale of equity. Such warrants must be at prices at or above the then current stock price and are used as incentives for future performance, c. If shares are sold at a price less than any unexercised option price, such option price will be either adjusted downward to the sale price, or the number of shares which can be purchased at the aggregate option amount will be adjusted upward to reflect such price.
      11. ABILITY TO PERFORM. The Employee hereby represents and warrants to the Company that he is under no legal disability and has entered into no agreements which in any way limit or render the Employee incapable of performing his obligations under this Agreement or his fiduciary duties as the Executive Vice President of the Company. The Employee further covenants that he will not impair his ability to carry out his obligations under this Agreement or his fiduciary duties as Executive Vice President of the Company by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the nondisclosure, noncompetition and confidentiality provisions of this Agreement.
      12. SURVIVAL OF OBLIGATIONS. The covenants and agreements set forth in this Agreement shall survive any termination of this Agreement and remain in full force and effect regardless of the cause of the termination to the full extent necessary to protect the interest of the party in whose favor they run.
      13.    ASSIGNABILITY OF AGREEMENT.
            13.1 BY EMPLOYEE.  Except as otherwise  provided in this  Agreement, the Employee shall not be entitled to assign (voluntarily or involuntarily, by operation of law or otherwise) any of his rights under this Agreement, nor delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company.
            13.2 BY THE  COMPANY.  The  benefits  hereunder  with respect to the rights of the Company to the services of the Employee may be assigned by the Company to any other Company or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company or to a company controlled by it, or controlling it, or under common control with it; provided, however, that the obligations and liabilities of the Company under this Agreement shall be binding upon any such successors in interest or transferees.
      14. NOTICES. All notices, consents, waivers or demands of any kind which either party to this Agreement may be required or may desire to serve on the other party in connection with this Agreement, shall be in writing and may be delivered by personal service or sent by facsimile or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed as follows:
Corporation:                          Excalibur Technologies
                                      Corporation
                                      9255 Towne Centre Drive
                                      San Diego, California  92121
with copies to:                       Jay H. Diamond
                                      Holtzmann, Wise & Shepard
                                      1271 Sixth Avenue
                                      45th Floor
                                      New York, New York  10020
Employee                              Edwin Addison
                                      8395 Scarlett Glenn Court
                                      Millersville, MD  21108



            If sent by facsimile, a confirmed copy of such facsimile notice shall promptly be sent by mail (in the manner provided above) to the addresses. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either party thereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered. Nothing contained in this Agreement shall excuse either party from giving oral notice to the other when prompt notification is appropriate, but any oral notice given shall not satisfy the requirement of written notice as provided in this Section.
      15.    SUPERSEDES  OTHER  AGREEMENTS.   This  Agreement  supersedes  and
replaces all prior negotiations, proposed agreements and agreements, written or oral.
      16.    GOVERNING LAW. This Agreement  shall be interpreted  and enforced
according to the  laws  of  the  State  of   Delaware   (regardless   of  that
jurisdiction's or any other jurisdiction's choice of law principles).
      17. SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken,
(b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, (c) the remainder of this Agreement will remain in full force and effect.
      18. COUNTERPARTS. This Agreement may be executed in two original counterparts. Both counterparts shall constitute one and the same Agreement
      19. ARBITRATION. Except for any claim or dispute which gives rise or could give rise to equitable relief under this Agreement, any disagreement, dispute or controversy arising under this Agreement shall be settled exclusively and finally by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") in Baltimore, Maryland or in such other city as the parities to the dispute may designate by mutual consent. The arbitration tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules in effect on the date hereof. The chairman of the arbitration tribunal shall be appointed by the American Arbitration Association from among the three arbitrators so selected. The fees and expenses of the arbitration tribunal incurred in connection with such arbitration shall be borne equally by the parties to the arbitration or otherwise as the arbitrators may determine.

                                    -2-



23158/1111/JD/230341.1

      IN WITNESS WHEREOF, the parties hereto have entered into the above Agreement as of the day and year first above written.


                                    [Edwin Addison]


                                    EXCALIBUR TECHNOLOGIES
CORPORATION


                                       By:
                                      Name:
                                     Title:


                                    -3-



23158/1111/JD/230341.1

                                                                     EXHIBIT A





      .   General management of Federal  Government  business of Excalibur
      .   General Management of the On-line (I.E., content providers)
            business of Excalibur
      .   Director to the corporation
      .   Negotiate/maintain select strategic relationships
      .   Provide significant input to product/market strategy and business vision
      .   Provide leadership/energy in establishing new business
            initiatives as appropriate
      .   Communicate the company's vision to employees and customers





* General Management includes all aspects of management of a business unit including revenue, delivery, net contribution, customer satisfaction.

                                   SCHEDULE A

      The Employee is eligible to earn incentive compensation for the fiscal year ended January 31, 1996 in an aggregate amount equal to 55% of the Base Salary payable to the Employee during such period. Payment of incentive compensation shall be determined as follows:

      40% of the amount payable shall be paid quarterly (up to 10% for each quarter) in the event that the Company earns revenue equal or greater than the amount budgeted during each quarter; and

      40% of the amount payable shall be paid quarterly (up to 20% for each quarter) in the event that the Company achieves profitability in the third and/or fourth quarter;

      20% shall be payable in the discretion of the Compensation Committee of the Board of Directors